THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              WILLCOX & GIBBS, INC.
                            (A DELAWARE CORPORATION)

      WILLCOX & GIBBS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") hereby certifies as follows:

      1. The Corporation was originally incorporated under the name WG, Inc., on May 13, 1994. A Restated Certificate of Incorporation was filed on July 12, 1994. A Second Amended and Restated Certificate of Incorporation was filed on December 26, 1995, which, among other things, changed the name of the Corporation to Willcox & Gibbs, Inc.

      2. The Corporation is one of the Debtors in that certain Chapter 11 case identified as Case No. 99-928 (PJW), filed in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") on April 20, 1999. In connection therewith, the Corporation and certain of its subsidiaries filed a Joint Plan of Reorganization (the "Plan") with the Bankruptcy Court. The Plan was confirmed by an order of the Bankruptcy Court dated April 3, 2000 (the "Confirmation Order"), and such Confirmation Order remains in full force and effect at the date hereof. The Plan and Confirmation Order provide for the adoption of this Third Amended and Restated Certificate of Incorporation.

      3. This Third Amended and Restated Certificate of Incorporation was duly adopted in accordance with the Plan, the Confirmation Order and Section 303 and other applicable provisions of the General Corporation Law of the State of Delaware.

      4. The operative provisions of this Third Amended and Restated Certificate of Incorporation are as follows:

      FIRST:  The name of the Corporation is Willcox & Gibbs, Inc.

      SECOND: The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, State of Delaware, and the name of its registered agent thereat is The Prentice-Hall Corporation System, Inc.

      THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

      FOURTH: (A) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 19,000,000, consisting of 500,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"), 15,500,000 shares of Class A Common Stock, par value $.001 per share (the "Class A Common Stock") and 3,000,000 shares of Class B Common Stock, par value $.001 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"). Notwithstanding anything to the contrary in this Third Amended and Restated Certificate of Incorporation, the Corporation shall not issue any non-voting equity securities within the meaning of 11 U.S.C.
Section 1123(a)(6).

      (B) The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a certificate pursuant to the Delaware General Corporation Law (the "Preferred Stock Designation"), to establish by

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resolution or resolutions from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote, without a vote of the holders of the Preferred Stock or any series thereof, unless a vote of the holders of any such series is required pursuant to the Preferred Stock Designation(s) establishing such series of Preferred Stock.

      (C) All shares of Common Stock shall be identical and will entitle the holders thereof to the same rights and privileges, except as otherwise provided herein. The powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions of each class of Common Stock shall be governed by the following provisions:

      1. VOTING RIGHTS. Each registered holder of Class A Common Stock and Class B Common Stock shall be entitled to one vote for each share of such stock held by such holder. Except as required by law or otherwise provided in this Third Amended and Restated Certificate of Incorporation, the registered holders of Class A Common Stock and Class B Common Stock shall vote together as a class on all matters submitted to a vote as stockholders of the Corporation. The number of authorized shares of Class A Common Stock may be increased or decreased without a vote of the Class A Common Stock or Class B Common Stock voting as a separate class.

      2. DIVIDENDS. The holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in stock or otherwise. Any dividend or distribution on the Common Stock shall be payable on shares of Common Stock ratably; PROVIDED, HOWEVER, that in the case of dividends payable in shares of Common Stock, or options, warrants or rights to acquire shares of such Common Stock, or securities convertible into or exchangeable for shares of such Common Stock, the shares, options, warrants, rights or securities so payable shall be payable in shares of, or options, warrants or rights to acquire, or securities convertible into or exchangeable for, Common Stock of the same class upon which the dividend or distribution is being paid.

      3. LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of all classes of Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation. Neither the merger or consolidation of the Corporation, nor the sale, lease or conveyance of all or part or its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily, within the meaning of this
Section 3.

      4. CONVERSION. (a) The holder of shares of Class B Common Stock may, at any time, convert some or all of such holder's shares of Class B Common Stock into Class A Common Stock at a rate of one share of Class A Common Stock for each share of Class B Common Stock converted, by surrender to the Corporation of certificates representing such Class B Common Stock and written notice requesting such conversion. Such conversion shall be deemed effected as of the

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close of business on the date on which the Corporation receives such certificates and notice.

      (b) Effective on the second anniversary of the date that this Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware (the "Second Anniversary"), each outstanding share of Class B Common Stock shall be converted into a share of Class A Common Stock, without any action of the holder thereof. Upon such conversion, certificates formerly representing outstanding shares of Class B Common Stock shall thereupon and thereafter be deemed to represent the shares of Class A Common Stock into which such Class B Common Stock was converted.

      (c) Shares of Class A Common Stock issued in accordance with this Section shall be duly authorized, validly issued, fully paid and nonassessable. The Corporation shall at all times keep reserved a sufficient number of shares of Class A Common Stock to enable it to convert all outstanding shares of Class B Common Stock, and any purported issuance of shares of Class A Common Stock such that the remaining authorized and unissued shares of Class A Common Stock would be insufficient to satisfy such obligation to reserve shares shall be void.

      5. ISSUANCE OF CLASS B COMMON STOCK. The Class B Common Stock shall not be issued by the Corporation except pursuant to the Plan, upon exercise of warrants pursuant to the Warrant Agreement provided for in the Plan (including after giving effect to the adjustment provisions of such Warrant Agreement) or in accordance with (or pursuant to options, warrants, rights to acquire or convertible or exchangeable securities issued in accordance with) Section (C)2 of this Article FOURTH.

      FIFTH: (A) The following provisions of this Section (A) shall be applicable until the earlier of (i) the Second Anniversary and (ii) such time as there shall be no shares of the Class B Common Stock outstanding, after giving effect to the issuance of shares of Class B Common Stock pursuant to the Plan:

      1. CLASSES OF DIRECTORS. The Board of Directors of the Corporation shall consist of five directors. The directors of the Corporation shall be divided into two classes, Class A Directors and Class B Directors, consisting of three Class A Directors and two Class B Directors. Except as otherwise provided herein, all directors shall be of equal rank and have the same rights, powers, duties and obligations.

      2. CLASS A DIRECTORS. Initially, the three Class A Directors shall be persons named as such pursuant to the Plan, each of whom shall hold office until the Second Anniversary and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Only the holders of the shares of Class A Common Stock, voting as a separate class, shall be entitled to elect the Class A Directors. Any Class A Director may be removed, either with or without cause, at any time only by the affirmative vote of holders of a majority of the outstanding shares of Class A Common Stock, voting as a separate class, and thereupon the term of such director shall forthwith terminate. If a vacancy occurs in the Board of Directors with respect to a Class A Director for any reason, only the holders of the shares of Class A Common Stock, voting as a separate class, may fill such vacancy, and any person so chosen to fill such vacancy shall hold office until the Second Anniversary if such vacancy occurs

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prior to the Second Anniversary or the next annual meeting of stockholders if such vacancy occurs on or after the Second Anniversary and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

      3. CLASS B DIRECTORS. Initially, the two Class B Directors shall be persons named as such pursuant to the Plan, each of whom shall hold office until the Second Anniversary and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Only the holders of the shares of Class B Common Stock, voting as a separate class, shall be entitled to elect the Class B Directors. Any Class B Director may be removed, either with or without cause, at any time only by the affirmative vote of holders of a majority of the outstanding shares of Class B Common Stock, voting as a separate class, and thereupon the term of such director shall forthwith terminate. If a vacancy occurs in the Board of Directors with respect to a Class B Director for any reason, only the holders of the shares of Class B Common Stock, voting as a separate class, may fill such vacancy, and any person so chosen to fill such vacancy shall hold office until the Second Anniversary if such vacancy occurs prior to the Second Anniversary or the next annual meeting of stockholders if such vacancy occurs on or after the Second Anniversary and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

      4. INDEPENDENT DIRECTORS. At least one Class A Director and one Class B Director shall be an Independent Director. "Independent Director" shall mean (i) in the case of the Class A Director, the person specified as the Independent Director for Class A in the "Designation of Initial Members of the Board of Directors and Corporate Officers of the Reorganized Debtors" filed with the Bankruptcy Court pursuant to the Plan, and, in the case of the Class B Director, the person specified as the Independent Director for Class B in such "Designation" and (ii) any other person (1) that is not and has never been a "Holder of Allowed Interests of Class 7" or "Holder of Allowed Series B Note-Related Claims" (as such terms are defined in the Plan), or a "beneficial owner" (as defined under the Securities Exchange Act of 1934, as amended) of 10% or more of the outstanding Common Stock (a "Major Shareholder"), (2) that is not and has never been an officer, director, employee, member or partner of a Holder of Allowed Interests of Class 7, Holder of Allowed Series B Note-Related Claims or a Major Shareholder, (3) that does not have a business relationship material to such person with any Holder of Allowed Interests of Class 7, Holder of Allowed Series B Note-Related Claims or Major Shareholder, (4) that is not and has never been an officer or employee of the Corporation or any of its subsidiaries, and (5) that is not the husband, wife, child, sibling, grandfather, grandmother, grandchild, father, mother, father-in-law, mother-in-law, brother-in-law, sister-in-law or cousin of any of the foregoing persons who do not qualify as an Independent Director under this clause (ii). No person shall qualify as a nominee to replace any director referred to in clause
(i) of the preceding sentence, or any successor to any such director, unless such person is an Independent Director.

      5. NOMINATION OF DIRECTORS. Any nomination made by the Board of Directors or any committee thereof of a person for election (i) as a Class A Director shall only be made if approved by the incumbent Class A Directors or (ii) as a Class B Director shall only be made if approved by the incumbent Class B Directors.

      6. QUORUM. At any meeting of shareholders where a separate vote by a class of Common Stock is required, a quorum shall consist of a majority of the shares of such class.


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      7. DIRECTORS OF WG APPAREL, INC. The Company shall cause the stock owned by it of WG Apparel, Inc. to be voted, and shall cause each subsidiary of the Company to vote any stock held by such subsidiary of WG Apparel, Inc., in such manner to cause the persons serving as directors of the Company to be elected as the directors of WG Apparel, Inc.

              (B) From and after such time as the provisions of Section (A) of this Article FIFTH shall no longer be applicable, the Board of Directors shall consist of the persons elected as such pursuant of the By-Laws of the Corporation.

      SIXTH: The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation, provided that, until such time as the provisions of Section (A) of Article FIFTH shall no longer be applicable as provided therein, the By-Laws shall be amended by the Board of Directors only with the unanimous consent of all directors. The directors need not be elected by written ballot.

      SEVENTH: No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Neither any amendment or repeal of the foregoing provisions nor adoption of any provision of this Third Amended and Restated Certificate of Incorporation or the By-Laws of the Corporation which is inconsistent with the foregoing provisions shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or adoption.

      The Corporation shall indemnify to the fullest extent permitted by the laws of the State of Delaware as from time to time in effect any person who was or is a party or is threatened to be made a party to, or otherwise requires representation by counsel in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in the right of the Corporation), by reason of the fact that he is or was a director or officer of the Corporation or while serving as a director or officer of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. The right to indemnification conferred by this Article SEVENTH also shall include the right of such persons to be paid in advance by the Corporation for their expenses to the fullest extent permitted by the laws of the State of Delaware as from time to time in effect. The right to indemnification conferred on such person by this Article SEVENTH shall be a contract right.

      Unless otherwise determined by the Board of Directors of the Corporation, the Corporation shall indemnify to the fullest extent permitted by the laws of the State of Delaware as from time to time in effect any person who was or is a party or is threatened to be made a party to, or otherwise requires

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representation by counsel in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in the right of the Corporation), by reason of the fact that he is or was an employee (other than an officer) or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason or any action alleged to have been taken or omitted in such capacity.

      The rights and authority conferred in this Article SEVENTH shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of this Third Amended and Restated Certificate of Incorporation or the By-Laws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

      Neither the amendment nor repeal of this Article SEVENTH, nor the adoption of any provision of this Third Amended and Restated Certificate of Incorporation or By-Laws or of any statute inconsistent with this Article SEVENTH, shall eliminate or reduce the effect of this Article SEVENTH in respect of any facts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

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      IN WITNESS WHEREOF, the Corporation has caused this Third Amended and
Restated Certificate of Incorporation to be signed and attested by its duly authorized officers this 25th day of April, 2000.


                                          WILLCOX & GIBBS, INC.


                                          By:
                                             ---------------------------------
                                             Name:  John K. Ziegler
                                             Title: Chairman of the Board and
                                                    Chief Executive Officer

ATTEST:

By:
   ----------------------------
   Name:  Mary-Anne Kieran
   Title: Secretary